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                                                                    EXHIBIT 16.1

June 15, 2005

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:      Flagstar Bancorp, Inc.
File No. 001-16577

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Flagstar Bancorp, Inc. dated June 13, 2005, and have the following comments.

         1. We agree with the statements made in paragraphs 1, 2, 3, 4 and 5 and the 1st and 2nd sentences in paragraph 6.

         2. We have no basis to agree or disagree with the statements made in the 3rd, 4th, and 5th sentences in paragraph 6.

Very truly yours,

/s/ Grant Thornton LLP